Exhibit 99.1

Span-America Reports Higher Sales and Net Income for Fourth Quarter of
                              Fiscal 2004

    GREENVILLE, S.C.--(BUSINESS WIRE)--Nov. 3, 2004--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported higher sales and net income for the fourth quarter and year ended October 2, 2004.
    "Span-America's fourth quarter sales rose 12% to $13.7 million, operating profit was up 35% to $684,000 and net income climbed 33% to $595,000 compared with the fourth quarter of fiscal 2003," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Our excellent results for the fourth quarter were due primarily to higher sales across product lines and the continuation of good cost controls."

    Fourth Quarter Results

    Net sales for the fourth quarter were $13.7 million, a 12% increase over $12.2 million in the same quarter last year. All three business units (medical, custom products and safety catheters) contributed to the growth in fourth quarter sales with the custom products segment leading the way.
    Custom products sales were $7.7 million for the quarter, up 14% over $6.8 million in the fourth quarter of last year. Sales of consumer mattress pads and pillows through the Company's marketing partner, Louisville Bedding Company, continued to be the main growth driver. Consumer sales were up 15% to $7.1 million in the fourth quarter compared with $6.1 million in last year's quarter. Industrial sales, part of the custom products segment, were up 3% for the quarter to $641,000.
    "The custom products business turned in an excellent performance in the fourth quarter of fiscal 2004," continued Mr. Ferguson. "Our growth in this segment is largely due to the success of our strategic marketing relationship with Louisville Bedding Company. We have an excellent working relationship with Louisville Bedding and believe our design and manufacturing capabilities are a great fit with their superb sales and marketing expertise."
    Sales in the medical segment rose 8% to $5.9 million compared with $5.5 million in the fourth quarter last year. Most of the medical sales growth continues to come from Span-America's proprietary mattress products, including PressureGuard(R) and Geo-Mattress(R) product lines. Total mattress sales were up 19% in the fourth quarter. In other medical product lines, seating sales were up 4%, Selan(R) skin care sales increased 1%, overlays declined 1% and positioner sales were down by 9% compared with the fourth quarter of fiscal 2003.
    "In the safety catheter segment, our fourth quarter's results included $50,000 in sales of the Secure I.V. catheter, our first meaningful sales of the new product line. We completed the validation process for manufacturing all sizes of Secure I.V. in the fourth quarter and expect to focus our attention on sales and marketing of the new line in the coming year," stated Mr. Ferguson
    Gross profit for the quarter increased 11% to $3.4 million compared with $3.1 million in the fourth quarter last year. The increase in gross profit was due primarily to the higher sales volume. Gross margin for the quarter was 25.0%, down slightly from 25.2% in last year's fourth quarter. The slight decline in margin was due to higher depreciation expense for Secure I.V. manufacturing equipment and higher sales of consumer products which carry lower gross margins than medical products.
    Operating profit increased 35% to $684,000 compared with $505,000 in the same quarter last year, primarily due to higher sales volume. Sales and marketing expenses were up 5% for the quarter due mostly to a promotion program for consumer products. R&D expenses increased 38% and were about evenly split between the medical and safety catheter segments. G&A expenses increased only 2% and benefited from reduced professional fees, offset somewhat by higher bad debt expense and lower income on corporate owned life insurance policies.
    Non-operating income for the quarter declined 16% to $123,000 compared with $145,000 in the fourth quarter last year. The decline in operating income was due primarily to lower royalty income related to the Safety-Lok(R) syringe licensed to Becton, Dickinson & Co. (BD). The license agreement with BD is expected to expire in December 2005, and no further royalty payments are expected to be received after that date.
    Net income for the quarter increased 33% to $595,000, or $0.22 per diluted share, compared with $447,000, or $0.17 per diluted share, in the fourth quarter of 2003.

    Fiscal Year Results

    Sales for fiscal year 2004 rose 20% to $49.9 million, operating profit climbed 60% to $2.3 million and net income was up 42% to $2.0 million, or $0.73 per diluted share, compared with fiscal 2003.
    Net sales for the year increased to $49.9 million compared with $41.6 million in fiscal 2003. The fiscal year sales increase came from growth in both the medical and custom products business units compared with the prior year.
    Sales in the custom products segment rose 31% to $26.5 million compared with $20.2 million in fiscal 2003. All of the custom products sales growth was from consumer bedding products sold to major retailers through Louisville Bedding Company.
    Medical sales rose 9%, or $2 million, to $23.3 million in fiscal 2004 compared with $21.3 million in fiscal 2003. Most of the medical sales growth was attributable to increased demand for Geo-Mattress and PressureGuard lines of therapeutic mattresses. Total mattress sales in fiscal 2004 increased 17% over last year. Seating product sales grew 9%, Selan skin care products were up 5% and patient positioners increased 4% compared with fiscal 2003. Mattress overlays, which include Geo-Matt(R) and convoluted pads, declined 3% during the year, continuing a long-term trend of customers switching to replacement mattresses from overlays.
    Total sales also included $59,000 from the Secure I.V. line of safety catheters that was introduced in late 2004.
    Gross profit for the fiscal year was up 14% to $12.7 million compared with $11.1 million last year. The increase in gross profit was the result of higher sales volume and improved labor efficiencies in manufacturing operations. Gross margin declined to 25.4% in fiscal 2004 from 26.8% primarily due to a higher percentage of consumer product sales compared with medical product sales in the prior year.
    Operating profit for fiscal 2004 rose 60% to $2.3 million compared with $1.4 million in fiscal 2003. The increase was due to higher sales volume and a slower growth rate in expenses. SG&A expenses were up 7% for the year due mostly to increases in marketing and R&D expenses. Marketing expenses increased 22% for the year because of higher expenditures in the medical segment for trade shows and advertising, and for promotion programs in the custom products segment. R&D expenses rose by 23% primarily due to increased product development efforts in the medical and safety catheter segments.
    Non-operating income for fiscal 2004 declined by 5% to $639,000 compared with $674,000 in fiscal 2003. The decrease was due to a 9% decline in royalty income as described above and a 26% decline in investment income. The reduction in investment income was due to a lower average level of marketable securities during the year and lower interest rates during the first three quarters of fiscal 2004. These declines were partially offset by a $39,000 gain on the sale of Prudential Financial common stock that was received from Prudential's demutualization process.
    Net income for fiscal year 2004 rose 42% to $2.0 million, or $0.73 per diluted share, compared with $1.4 million, or $0.53 per diluted share, in fiscal 2003.

    Outlook

    "Our forecast for fiscal 2005 is for continued increases in sales and earnings, although at lower growth rates than in 2004," noted Mr. Ferguson. "In the custom products segment, we expect solid growth in 2005, but it should be much lower than the 31% growth rate achieved in 2004.
    "We believe the growth rate in the medical business for 2005 will be similar to 2004. However, as our medical business shifts more toward capital purchase items like mattresses, and away from consumables like single-use foam products, sales become more difficult to predict.
    "In the safety catheter segment, we expect substantial sales growth and improved operating performance. However, we do not expect the segment to be profitable in 2005.
    "The continuation of higher oil prices may impact our raw material costs since polyurethane foam, our largest volume raw material, includes some petroleum-based chemicals. We expect foam costs to rise in fiscal 2005 and will attempt to recoup cost increases by raising sales prices where possible and lowering expenses. We may be unable to fully offset possible foam price increases due to pricing contracts or competitive pressures, and this could have a negative effect on margins and earnings," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a key distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) changes in relationships with large customers, (e) the inability to achieve sales and cost targets for the Secure I.V. product line, (f) the impact of competitive products and pricing, (g) government reimbursement changes in the medical market, (h) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                   3 Months Ended            12 Months Ended(a)
              ------------------------    ------------------------
                Oct. 2,    Sep. 27,    %     Oct. 2,     Sep. 27,   %
                 2004        2003    Chg     2004(a)      2003    Chg
              ----------- --------------- ------------ ---------------
Net sales    $13,651,300 $12,235,100  12% $49,929,100 $41,574,600  20%
Cost of
 goods sold   10,232,200   9,147,500  12%  37,238,600  30,440,700  22%
              ----------- -----------      ----------- -----------
Gross profit   3,419,100   3,087,600  11%  12,690,500  11,133,900  14%
                    25.0%       25.2%            25.4%       26.8%
Selling and
 marketing
 expenses      1,771,700   1,681,200   5%   6,924,700   6,455,500   7%
Research and
 development
 expenses        177,100     127,900  38%     686,400     556,400  23%
General and
 administrative
 expenses        786,100     773,500   2%   2,771,200   2,682,200   3%
              ----------- -----------      ----------- -----------
               2,734,900   2,582,600   6%  10,382,300   9,694,100   7%
Operating
 income          684,200     505,000  35%   2,308,200   1,439,800  60%
                     5.0%        4.1%             4.6%        3.5%
Investment
 income           17,900      15,200  18%      62,600      84,100 -26%
Royalty income   115,400     140,200 -18%     545,100     597,700  -9%
Other           (10,600)    (10,000)  -6%      31,000     (7,800) 497%
              ----------- -----------      ----------- -----------
Total non-
 operating
 income          122,700     145,400 -16%     638,700     674,000  -5%
Income before
 income taxes    806,900     650,400  24%   2,946,900   2,113,800  39%
Income taxes     212,000     203,000   4%     962,000     715,000  35%
              ----------- -----------      ----------- -----------
Net income   $   594,900 $   447,400  33% $ 1,984,900 $ 1,398,800  42%
                     4.4%        3.7%             4.0%        3.4%
              =========== ===========      =========== ===========

Net income per share of
 common stock:
  Basic      $      0.23 $      0.18  31% $      0.77 $      0.55  40%
  Diluted           0.22        0.17  31%        0.73        0.53  38%

Dividends
 per common
 share       $     0.040 $     0.035  14% $     0.145 $     0.140   4%

Weighted average shares
 outstanding
----------------------------
 Basic         2,591,548   2,551,011   2%   2,579,451   2,544,882   1%
 Diluted       2,736,480   2,687,257   2%   2,731,873   2,659,699   3%

Supplemental
 Data
----------------
 Depreciation
  expense    $   170,400 $    99,500  71% $   618,600 $   449,800  38%
 Amortization
  expense         25,700      21,400  20%      98,400      77,200  27%

   (a) The fiscal year ended October 2, 2004 was a 53-week year compared with a 52-week year for the year ended September 27, 2003.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                                Oct. 2,     Sep. 27,
                                                 2004         2003
                                              (Unaudited)    (Note)
                                             -------------------------
Assets
Current assets:
   Cash and cash equivalents                  $1,707,600   $1,811,300
   Securities available for sale               4,673,500    4,143,800
   Accounts receivable, net of allowances      6,432,100    5,941,800
   Inventories                                 2,717,600    2,539,300
   Prepaid expenses and deferred income taxes    912,400      593,000
                                             ------------ ------------
Total current assets                          16,443,200   15,029,200

Property and equipment, net                    6,054,800    4,817,400
Cost in excess of fair value of net assets
 acquired, net of accumulated amortization     1,924,100    1,924,100
Other assets                                   2,492,800    2,219,900
                                             ------------ ------------
                                             $26,914,900  $23,990,600
                                             ============ ============
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $2,570,300   $2,467,500
   Accrued and sundry liabilities              2,249,900    1,747,400
                                             ------------ ------------
Total current liabilities                      4,820,200    4,214,900

Deferred income taxes                            776,000      321,000
Deferred compensation                            899,300      929,400
Shareholders' equity
   Common stock, no par value,
    20,000,000 shares authorized; issued
    and outstanding shares 2,592,218
    (2004) and 2,552,154 (2003)                  557,900      284,000
   Additional paid-in capital                     19,300       10,000
   Retained earnings                          19,842,200   18,231,300
                                             ------------ ------------
Total shareholders' equity                    20,419,400   18,525,300
                                             ------------ ------------
                                             $26,914,900  $23,990,600
                                             ============ ============

  Note: The Balance Sheet at September 27, 2003 has been derived from the audited financial statements at that date.


    CONTACT: Span-America Medical Systems, Inc., Greenville
             James D. Ferguson, 864-288-8877, ext. 6912
             http://www.irinfo.com/span